Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Aware, Inc, of our report dated February 17, 2021 relating to the consolidated financial statements of Aware, Inc. and its subsidiary, appearing in the Annual Report on Form 10-K of Aware, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

November 22, 2021